EXHIBIT 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces New Contracts

RICHMOND, VA (September 12, 2006) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), today reported receipt of new contract awards totaling approximately $2.35 million. These contracts have all been awarded since August 8, 2006, the date CBI released the financial results of its second fiscal quarter of 2006. The new contracts add to CBI’s government contract base, but also represent new contracts with private sector clients. The principal contract award, totaling some $1.45 million dollars over 5 years, was issued by a particular state agency to CBI’s DNA reference lab for DNA sequence analysis of convicted offender samples. The analysis results will be entered into the FBI Combined DNA Index System (CODIS) database. The new bio-defense contract is for initial examination of the proteomes of certain select agent pathogens and the initial portion is valued at approximately $300,000. Additional work under this contract, valued at an additional $550,000, is expected to be allocated from government fiscal year 2007 budget appropriations.

“We are particularly pleased to have captured this new CODIS contract,” explained Thomas R. Reynolds, Executive Vice President for Science and Technology. “Through its DNA Reference Lab, Fairfax Identity Labs, CBI is making a concerted effort to sign new forensic-related contracts. We have put in place a validated mitochondrial DNA analysis platform, and are working to establish a viable program in case work forensics. This new contract shows that we can successfully compete with the major players in the area.” Reynolds has senior management oversight of the Fairfax Identity Labs.

“Over the last 3 months, CBI has announced more than $3.8 million in new contracts which span all business lines within the company, added Robert B. Harris, President and CEO of CBI. “Contract signings in 2006 thus far total more than $ 5.3 million, which represents an equal division between government contracts, private sector contracts, and contracts for the DNA reference lab. The duration of the individual contracts vary, and some, such as the new CODIS contract, extend over multiple years. Revenues from all the new contracts in the third and fourth quarters will help to reverse the operating losses reported by CBI in the first half of the year. The government sector has definitely increased, and we are rapidly gaining momentum in the private sector. We are looking for these trends to continue into the last half of this year and beyond. “

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Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will continue to obtain new contracts at historical rates;

•	CBI will recognize all revenues anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects; or

•	CBI’s customers will not terminate their contracts prior to their completion.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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